Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (Agreement) November 17, 2017, is entered into by and among Nukkleus Inc., a Delaware corporation (Nukkleus), IBIH Limited, a British Virgin Island limited company (Company), Terra (FX) Offshore Limited, a British Virgin Island limited company (TFL), Ludico Investments Limited, a British Virgin Island limited company (LID), Currency Mountain Holdings LLC, a Delaware limited liability company and each other Person that signed the Stock Purchase Agreement dated as of May 27, 2016 as explained further herein below (collectively referred as the “Parties”).

WHEREAS, the Parties entered into a Stock Purchase Agreement dated May 27, 2016 (as amended or otherwise modified, the “SPA”); and

WHEREAS the Company received 24,156,000 shares of common stock, $0,001 par value per share, of Nukkleus (Nukkleus Shares) represented by Certificate No. 1053 (“Certificate”) and $1,000,000 (Cash Purchase Price) from Nukkleus; and

WHEREAS Nukkleus received 9.9% of the issued and outstanding capital stock of the Company, and 100% of the interest in GVS Limited; and

WHEREAS the Second Closing, as defined in Section 2.2 of the SPA, has not been completed; and

WHEREAS the Parties wish to terminate the SPA and resolve and settle the differences which now exist between them, without the burden and expense of litigation, on and subject to the terms and conditions set forth in this Agreement; and

WHEREAS any defined terms used in the Agreement shall have the meaning set in the SPA unless otherwise stated herein.

THEREFORE, in consideration of the foregoing recitals and of the conditions, covenants and agreements set forth below, the Parties agree as follows:

1.	REINSTATEMENT OF BOARD OF DIRECTORS OF IRON AUSTRALIA AND GVS LIMITED

1.1.	Nukkleus undertakes to cause the following:

1.1.1.	the registered office of GVS (AU) Pty Ltd to be changed from Piper Alderman to Minter Ellison, Level 40, Governor Macquarie Tower, 1 Fairer Place, Sydney NSW 2000 Australia;

1.1.2.	Emil Assentato, Donald Patrick Fewer and David John Iron to resign as directors of GVS (AU) Pty Ltd; and

1.1.3.	Markos Kashiouris, Petros Economides and Yun Ma to be appointed as directors of GVS (AU) Pty Ltd; and all paperwork required to effect the changes at (i)-(iii) above to the Australian Securities and Investments Commission.

1.2.	Nukkleus undertakes to cause

1.2.1.	the registered office of GVS Limited to be changed from Enterprise Court, P.O. Box 3504 Road Town Tortola, BVI to 19 Waterfront Drive, P.O. Box Road Town Tortola, VG1110, BVI;

1.2.2.	the registered agent of GVS Limited to be changed from Hunte & Co. Services Limited to Totalserve Trust Company Limited;

1.2.3.	Emil Assentato to resign as director of GVS Limited;

1.2.4.	Cymora Limited to be reappointed as director of GVS Limited; and

1.2.5.	such changes to be filed with the BVI Registrar of Companies.

1.3.	The Company agrees to indemnity Emil Assentato, Donald Patrick Fewer and David John Iron against all present and future liabilities, claims, losses, costs or expenses arising out of or in connection with any claims, proceedings, lawsuits costs, expenses, damages and losses against by a third party arising out of their appointment as directors of GVS (AU) Pty Ltd and/or GVS Limited.

2.	TRANSFER OF SHARES ACQUIRED BY NUKKLEUS IN THE COMPANY AND VICE VERSA

2.1.	Nukkleus undertakes to transfer the shares it acquired in the Company to TFL, LID and the other Sellers in the SPA, as follows:

TerraFX (Offshore) Limited	1,122 shares
Ludico Investments Limited	748 shares
Kimen Holding Limited	55 shares
Cripa Investments Limited	55 shares
Triple 7 Capital Management Limited	55 shares
Jinsent Trading Limited	55 shares
Dagort Trading Limited	110 shares

2.2.	Nukkleus undertakes to transfer and assign its 100% interest in GVS Limited to the Company or such other entity as instructed by the Company.

2.3.	The Company undertakes to return the Shares represented by the Certificate to Nukkleus for cancellation, which such Certificate shall be delivered together with a medallion guaranteed stock power signed by the Company. In addition, the Company undertakes to pay to Nukkleus the Cash Purchase Price gross of any bank transfer fees and interest (at the standard rate of the New York State Department of Taxation and Finance applied from the date the Cash Purchase Price was transferred to the Company to the date of this agreement).

2.4.	The Cash Purchase Price and all bank transfer fees and interest shall be transferred to a Trust Account managed by Piper Alderman and shall be released by Piper Alderman to Nukkleus (less any fees owed to Piper Alderman) upon:

2.4.1.	Nukkleus satisfying its obligations under Sections 1.1, 1.2, 2.1 and 2.2; and

2.4.2.	Piper Alderman receiving written documentation confirming that all documents required to be executed by Nukkleus have been properly executed, delivered and where applicable, accepted by the BVI Registrar of Companies and/or the Australian Securities and Investments Commission and/or Westpac.

2.5.	Each party shall do and perform or cause to be done and performed, all such acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

3.	INSTRUCTIONS TO WESTPAC

The Parties undertake to execute such documents as may be required by Westpac with instructions to remove the restrictions imposed on GVS (AU) Pty Ltd bank accounts.

4.	BOARD OF DIRECTORS OF NUKKLEUS

4.1.	The Company undertakes to cause Markos Kashiouris, Petros Economides and Efstathios Christophi to resign as directors of Nukkleus. The Company shall provide resignation letters duly signed by Markos Kashiouris, Petros Economides and Efstathios Christophi, in which they resign as directors of Nukkleus and waive any directorship fees payable to them under their letter of appointment dated August 1, 2016, on the execution date of this Agreement.

4.2.	Nukkleus agrees to indemnify and hold harmless the directors named in section 4.1 against all present and future liabilities, claims, losses, costs or expenses arising out of or in connection with any claims, proceedings, lawsuits costs, expenses, damages and losses against by a third party arising out of their appointment as directors of Nukkleus.

5.	COMPLETION OF THE SUBJECT MATTER SET IN THIS AGREEMENT

5.1.	All actions set out in clauses 1.1-1.2, 2.1-2.4, 0 and 4.1 above shall be completed by no later than 5pm on 17 November 2017, Sydney Eastern Standard time (Settlement Date).

5.2.	The Parties will deliver to each other copies of certificates, board resolutions, instruments and all such documents, duly signed evidencing the actions taken by each Party for the completion of the purpose of the Agreement no later than the Settlement Date.

6.	MUTUAL RELEASES

6.1.	Effective upon completion of all the obligations of each Party set out above on the Settlement Date and without prejudice to section 4.3, in consideration of the foregoing and the mutual releases set forth herein, the Parties and their respective heirs, successors and assigns, hereby fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the other Parties, as well as the other Parties’ respective officers, directors, shareholders, trustees, parent companies, sister companies, affiliates, subsidiaries, employers, attorneys, accountants, predecessors, successors, insurers, representatives, and agents with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to the subject matter of the SPA and the Agreement. The foregoing releases specifically exclude and do not apply to any claims based upon or arising out of a breach of this Agreement.

6.2.	The Parties warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by the Agreement.

7.	CONFIDENTIALITY

The Parties represent and agree that, except for matters of public record as of the date of this Agreement, they will keep the terms and contents of this Agreement confidential and that they will not hereinafter disclose the terms of this Agreement to other persons except as compelled by applicable law or to Parties’ legal counsel, tax advisors, or other retained professional representatives, all of whom shall be informed and bound by this confidentiality clause. In no event will any party make or cause to be made any comment, written statement, or press release to any member of the media concerning the fact of this settlement or the substance or terms of this Agreement.

8.	AUTHORITY

8.1.	The Parties represent and warrant that they possess full authority to enter into this Agreement.

8.2.	Each person signing below represents and warrants that he has the authority to bind the indicated Party.

8.3.	This Agreement shall be binding upon and inure to the benefit of the Parties’ respective heirs, representatives, successors and assigns.

9.	ENTIRE AGREEMENT

This Agreement, together with any documents, instruments and certificates referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings including without limitation the SPA and any other agreement between the Parties whether written or oral.

10.	COSTS, EXPENSES AND ATTORNEYS’ FEES

10.1.	Each of the Parties will bear its own costs, expenses, and legal fees incurred in connection with this Agreement.

10.2.	If there is an adjudicated claim brought in a court of competent jurisdiction with respect to this Agreement, the non-prevailing Party(ies) agrees to pay all fees and costs (including reasonable legal fees) incurred by the prevailing Party(ies) in connection with the enforcement of the non-prevailing Party(ies)’ obligations or in connection with the prevailing Party(ies)’ enforcement of the provisions of this Agreement or its/their defence of any action brought by a Party(ies) in violation of this Agreement.

11.	GOVERNING LAW

This Agreement is governed by the laws of the State of New York.

12.	SPECIFIC PERFORMANCE

12.1.	Each of the Parties acknowledge and agree that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.

12.2.	Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement.

13.	CONSTRUCTION

This Agreement shall be construed as if the Parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party.

14.	MODIFICATION

No oral agreement, statement, promise, undertaking, understanding, arrangement, act or omission of any Party, occurring subsequent to the date hereof may be deemed an amendment or modification of this Agreement unless reduced to writing and signed by all the Parties to the Agreement or their respective successors or assigns.

15.	SEVERABILITY

If any provision of this Agreement is prohibited, invalid or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, be ineffective to the extent of the prohibition, invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction, unless it materially alters the nature or material terms of this Agreement.

16.	HEADINGS

The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

17.	COUNTERPARTS

This Agreement may be executed in any number of electronic and/or pdf counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party.

18.	REPRESENTATION BY COUNSEL AND TERMINATION OF SPA

18.1.	Each Party acknowledges that it has received independent legal advice in relation to its obligations under this Agreement.

18.2.	Each Party agrees that if completion of clause 5.2 has occurred, the SPA is to be treated as terminated, that is the rights and obligations of each Party under the SPA are no longer legally enforceable.

19.	NO WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any Party be deemed a waiver of any default or breach subsequently arising.

[signature page follows]

NUKICLEUSINC.

By:
Name:

IBIH LIMITED

By:	/s/ M. Kashiouris
Name: M. Kashiouris

Terra FX (Offshore) Limited		Ludico Investments Ltd.

By:	/s/ M. Kashiouris	By:	/s/ D. M. Meade
Name: M. Kashiouris		Name: D. M. Meade

Triple7 Capital Management Ltd.		Cripa Investments Ltd.

By:	/s/ M. Kashiouris	By:	/s/ M. Kashiouris
Name: M. Kashiouris		Name: M. Kashiouris

Jinsent Trading Ltd.		Dagort Trading Ltd.

By:	/s/ M. Kashiouris	By:	/s/ M. Kashiouris
Name: M. Kashiouris		Name: M. Kashiouris

Kimen Management Ltd.

By:	/s/ M. Kashiouris
Name: M. Kashiouris

Currency Mounlniu Hnlcliugs LLC

By:
Name: